Exhibit 10.2

MDC PARTNERS INC.

June 4, 2019

PERSONAL AND CONFIDENTIAL

David Ross

MDC Partners Inc.

745 Fifth Ave.

New York, NY 10151

RE: Amendment to Incentive/Retention Agreement dated December 21, 2018

Dear David:

Reference is made to that certain incentive/retention letter agreement between you and MDC Partners Inc. (“MDC” or the “Company”), dated as of December 21, 2018 (the “2018 Bonus Agreement”).

The parties hereby agree to amend and restate the 2018 Bonus Agreement on the terms and conditions set forth in this letter agreement (this “2019 Incentive/Retention Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in your Second Amended and Restated Employment Agreement with the Company, dated as of February 27, 2017.

1.       Revised Retention Bonus; Payment Date. Not later than five (5) business days after the date of this 2019 Incentive/Retention Agreement, the Company will pay you a cash retention bonus in an aggregate amount equal to $375,000 (the “Retention Payment”). In the event that you (i) resign your employment with MDC without “Good Reason” prior to December 31, 2019, or (ii) are terminated by MDC for “Cause” prior to December 31, 2019, then you will be required to repay to MDC the net after-tax amount of the Retention Payment.

2.       2019 Restricted Stock Grant. In addition to the Retention Payment, the Company will issue 137,500 Class A restricted shares to you, pursuant to a Restricted Stock Grant Agreement substantially in the form annexed hereto as Exhibit A.

3.       Perquisite Allowance; Travel to Washington, DC.

a.	The Company will pay you a perquisite allowance equal to $25,000 per year during the Term, to cover the costs of leasing, insuring and maintaining an automobile and other travel expenses, professional dues as well as other perquisites, to be paid in accordance with the Company’s normal payroll practices (the “Perquisite Allowance”). The Perquisite Allowance will be increased by $500 for each weekly trip made by you to the Company’s Washington, D.C. office.

b.	In consideration of the Perquisite Allowance, you agree to use commercially reasonable efforts in good faith to travel to the Company’s offices in Washington, D.C. as reasonably requested by the MDC Executive, for up to two (2) business days per week.

4.       No Assignment. This 2019 Incentive/Retention Agreement, and all of our respective rights hereunder, shall not be assignable or delegable by either of us. Any purported assignment or delegation by either of us in violation of the foregoing shall be null and void ab initio and of no force and effect.

5.       Successors; Binding Agreement. This 2019 Incentive/Retention Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.       Withholding. The Company will be authorized to withhold from the payment of your Retention Payment the amount of any applicable federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.       No Right to Employment or Other Benefits. This 2019 Incentive/Retention Agreement will not be construed as giving you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

8.       Entire Agreement. This 2019 Incentive/Retention Agreement and the documents referenced herein constitute the entire agreement between the Company and you concerning the subject matter hereof, and the 2018 Bonus Agreement is nullified and superseded hereby.

9.       Section 409A of the Internal Revenue Code. The Company intends that this 2019 Incentive/Retention Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), pursuant to the short term deferral exception under Treas. Reg. Section 1.409A - 1(b)(4). However, if any amount paid under this 2019 Incentive/Retention Agreement is determined to be “non-qualified deferred compensation” within the meaning of Section 409A, then this 2019 Incentive/Retention Agreement will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

10.       Governing Law; Counterparts. The validity, construction, and effect of this 2019 Incentive/Retention Agreement will be determined in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This 2019 Incentive/Retention Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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We look forward to your acceptance of this 2019 Incentive/Retention Agreement, which you can indicate by promptly signing and dating below.

MDC Partners Inc.

/s/ Mitchell Gendel
By: Mitchell Gendel
Title: EVP, General Counsel

Acknowledged and Agreed:

/s/ David Ross

David Ross

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